Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of March 7, 2013, by and among CSP OPERATING PARTNERSHIP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), CHAMBERS STREET PROPERTIES, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrowers, the Lenders, the Administrative Agent and certain other parties have entered into that certain Credit Agreement dated as of September 13, 2012 (as in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement.

(a) The Credit Agreement is amended by adding the following definitions of “Accelerated Payments” and “Exchange Act” to Section 1.1. in the correct alphabetical location:

“Accelerated Payments” means payment(s) made by the Borrower and/or the Parent under that certain Transitional Services Agreement dated as of July 1, 2012, by and among the Borrower, the Parent and CBRE Advisors LLC that are made either in connection with the termination prior to the scheduled expiration date of the Transitional Services Agreement on April 30, 2013 and/or made in lieu of certain anticipated future fees that would have been earned by CBRE Advisors LLC under the Transitional Services Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b) The Credit Agreement is amended by restating the definitions of “EBITDA” and “Subsidiary” set forth in Section 1.1. in their entireties as follows:

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person and its Wholly Owned Subsidiaries for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties (but not from the sale of Properties developed for the purpose of sale); (v) equity in net income (loss) of its Unconsolidated Affiliates and, in the case of the Parent, CBRE Strategic Partners Asia; (vi) Accelerated Payments in an amount not to exceed $12,000,000 in the aggregate for any one period or for all periods excluded; and (vii) expenses incurred in connection with the purchase or other acquisition of assets or Equity Interests of a Person permitted under the terms of this Agreement from a Person that is not a Subsidiary (other than a Subsidiary that is also a Joint Venture), in an amount not to exceed 1.50% of the aggregate amount of the purchase prices paid for all such assets or Equity Interests during such period; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates and its Non-Wholly Owned Subsidiaries.

“Subsidiary” means, with respect to any Person, (i) any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests (which Equity Interests have by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency)) is at the time directly or indirectly owned or controlled by such Person, or (ii) any corporation, partnership, limited liability company or other entity of which the accounts are consolidated with those of such Person pursuant to GAAP.

(c) The Credit Agreement is amended by restating clause (c) of the definition of “Eligible Property” set forth in Section 1.1. in its entirety as follows:

(c) regardless of whether such Property is owned in fee simple or leased under a Ground Lease by the Borrower or a Wholly Owned Subsidiary of the Borrower, the Parent or the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property;

(d) The Credit Agreement is amended by restating clause (g) of the definition of “Indebtedness” set forth in Section 1.1. of the Credit Agreement in its entirety as follows:

(g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment that is, in each case, evidenced by a binding agreement (excluding (i) any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock), (ii) any such purchase obligation related to the acquisition of Property in the ordinary course of business, including an obligation to purchase the Equity Interests owned by another Person in order to effect such an acquisition of Property, so long as such purchase obligation is not also a takeout commitment, or (iii) any such forward equity commitment related to the development of Property in the ordinary course of business);

(e) The Credit Agreement is amended by deleting the reference to “Duke/Hullfish, LLC” in the definition of “Joint Venture” and substituting in its place “Duke/Hulfish, LLC”.

(f) The Credit Agreement is amended by restating Sections 7.11.(a) and 7.11.(b) in their entireties as follows:

(a) At all times during which neither the Parent has Investment Grade Ratings nor the Borrower has Investment Grade Ratings, within 10 Business Days after a Property or any other asset that is owned by a Wholly Owned Subsidiary (other than a Foreign Subsidiary) that is not already a Guarantor is first included in the calculation of Unencumbered Asset Value, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by the Subsidiary that owns such Property or other asset and (ii) the items that would have been delivered under subsections (iv) through (viii) and (xiii) of Section 5.1.(a) if such Subsidiary had been a Guarantor on the Agreement Date, with each reference to “Agreement Date” in such subsections deemed to be a reference to the date the Accession Agreement referenced in the immediately preceding clause (i) is delivered to the Administrative Agent.

(b) At all times during which either the Parent has an Investment Grade Ratings or the Borrower has Investment Grade Ratings, within 10 Business Days following the date on which any of the following conditions first applies to any Subsidiary that is not already a Guarantor, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement, and (ii) the items that would have been delivered under subsections (iv) through (viii) and (xiii) of Section 5.1.(a) if such Subsidiary had been a Guarantor on the Agreement Date, with each reference to “Agreement Date” in such subsections deemed to be a reference to the date the Accession Agreement referenced in the immediately preceding clause (i) is delivered to the Administrative Agent:

(A) such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Parent, the Borrower or any Subsidiary of the Borrower; or

(B) such Subsidiary (A) owns any asset the value of which is included in the determination of Unencumbered Asset Value and (B) has incurred, acquired or suffered to exist any Recourse Indebtedness.

(g) The Credit Agreement is amended by restating Sections 8.1., 8.2. and 8.3. in their entireties as follows:

Section 8.1. Quarterly Financial Statements.

Not later than 5 days following the filing of the Parent’s Form 10-Q Report with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited condensed consolidated balance sheet of the Parent as at the end of such period and the related unaudited condensed consolidated statements of operations, shareholders’ equity and cash flows of the Parent for such period, setting forth in comparative form, in the case of such (a) balance sheet, the figures at the end of such fiscal quarter and as at the end of the previous fiscal year; (b) statement of operations, the figures for such fiscal quarter and for the corresponding period of the previous fiscal year; (c) statement of cash flows, the cumulative year-to-date figures as of the end of such fiscal quarter and as of the end of the corresponding period of the previous fiscal year; and (d) statement of shareholders’ equity, the figures at and for the cumulative year-to-date as of the end of such fiscal quarter and as of the end of the corresponding period of the previous fiscal year.

Section 8.2. Year-End Statements.

Not later than 5 days following the filing of the Parent’s Form 10-K Report with the SEC (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent as at the end of such fiscal year and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Parent for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be accompanied by the report thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall not be subject to (a) any “going concern” or like qualification or exception or (b) any qualification or exception as to the scope of such audit.

Section 8.3. Compliance Certificate.

Not later than 5 days following the date that the financial statements are delivered pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed on behalf of the Parent by a Responsible Officer of the Parent (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1.; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure; and (c) certifying that, in his or her opinion, the financial statements delivered pursuant to Sections 8.1. or 8.2., as the case may be, present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent as at the date of such financial statements and the results of operations for the applicable period (subject to, in the case of the financial statements delivered pursuant to Section 8.1., normal year end audit adjustments).

(h) The Credit Agreement is amended by restating Section 8.4.(b) in its entirety as follows:

(b) Within 10 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Form 8-K and amendments to reports on Forms 8-K, 10-K and 10-Q (or their equivalents) and all other periodic reports required under the Exchange Act which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(i) The Credit Agreement is amended by adding the word “material” before “press releases” in Section 8.4.(c).

(j) The Credit Agreement is amended by deleting the phrase “or any other Subsidiary (other than a Joint Venture)” from Section 8.4.(d).

(k) The Credit Agreement is amended by restating Section 8.5 in its entirety as follows:

Section 8.5. Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered by the Parent or Borrower to the Administrative Agent by e-mail to an e-mail address designated by the Administrative Agent in or pursuant to Section 12.1. shall be deemed received by the Administrative Agent upon the Parent’s or the Borrower’s receipt of an automated delivery receipt (such as by the “return receipt requested” function, as available) or written acknowledgement from the Administrative Agent; provided that if such email is not sent during normal business hours of the Administrative Agent, such notice or communication shall be deemed to have been sent at the opening of the next Business Day of the Administrative Agent. For this purpose, “normal business hours” of the Administrative Agent shall mean the period of time commencing at 9:00 a.m. and ending at 5:00 p.m. Eastern time. Documents and notices delivered by the Loan Parties by posting to an Internet or intranet website shall be delivered in accordance with the procedures provided in subsection (c) of this Section. Documents or notices delivered electronically by the Administrative Agent by posting to an Internet or intranet website shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent posts such documents or the documents become available on a commercial website and the Administrative Agent notifies each Lender of said posting and provides a link thereto, provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 noon Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Parent and the Borrower, as applicable, shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

(c) Notwithstanding anything to the contrary herein, documents and notices required to be delivered by the Loan Parties pursuant to the Loan Documents shall be deemed delivered by, and delivery effective at the time of, the public filing of the same in electronic format with the SEC or by posting the same on the Parent’s website to which the Administrative Agent and each Lender have access so long as the Borrower provides notice to the Administrative Agent of such filing or posting within 5 Business Days after documents and notices are filed with the SEC or posted to the Parent’s website.

(l) The Credit Agreement is amended by adding the following provision to Section 9.1.(f):

If either the Parent or the Borrower redeems any of its Equity Interests in connection with the common shares of the Parent becoming listed or admitted to trading on a national securities exchange or designated for quotation on the NASDAQ Global Select Market or the NASDA Global Market (the “Redemption Event”), the Parent shall have the option, exercisable one time within 90 days of the Redemption Closing Date (as defined below), to restate the Tangible Net Worth covenant to provide that Tangible Net Worth will not at any time be less than the amount that is equal to (i) 85.0% of Tangible Net Worth calculated as of end of the fiscal quarter most recently ended prior to the Redemption Closing Date giving pro forma effect to the amount of the redemptions made in connection with the Redemption Event to the extent that such redemptions are permitted under this Agreement as though all such redemptions occurred prior to the end of such fiscal quarter plus (ii) 85.0% of the Net Proceeds of all Equity Issuances effected at any time after the date that Tangible Net Worth is recalculated for purposes of the immediately preceding clause (i) of this paragraph. In no event shall the amount provided in clause (i) of this paragraph be less than $1,200,000,000.

To exercise this option, the Parent shall provide written notice (the “TNW Reset Notice”) to the Administrative Agent that it elects to restate the Tangible Net Worth covenant in the manner provided above, which notice shall include reasonably detailed calculations, certified by the chief financial officer of the Parent, demonstrating what is the Tangible Net Worth of the Parent as of the date of the TNW Reset Notice. If at any time during the period from and including the first date on which any Equity Interests of the Parent or the Borrower are redeemed in connection with the Redemption Event to but excluding the date of the TNW Reset Notice, the Parent has not complied with the Tangible Net Worth covenant in this Section solely as a result of the Redemption Event, such non-compliance shall not be deemed to be an Event of Default so long as at all times during such period Tangible Net Worth is not less than $1,200,000,000.

For purposes of this Section, “Redemption Closing Date” means the date on which the Redemption Event is concluded.

(m) The Credit Agreement is amended by deleting subsection (b) from Section 9.2.

(n) The Credit Agreement is amended by restating Section 9.3. in its entirety as follows:

Section 9.3. Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or, subject to Section 12.14., any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent, the Borrower or any Subsidiary; (c) make loans or advances to the Parent, the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Parent, the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Parent, the

Borrower any Subsidiary or any other Loan Party may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, the encumbrances and restrictions set forth in Sections 9.1(g) and 9.4. of this Agreement and Section 13 of the Guaranty, and (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Parent, the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business.

(o) The Credit Agreement is amended by deleting the phrase “Securities Exchange Act of 1934, as amended (the “Exchange Act”) in Section 10.1.(l)(i) and substituting in its place the term “Exchange Act”.

(p) The Credit Agreement is amended by restating clause (iv) of Section 12.1 in its entirety as follows:

(iv) if delivered electronically (including email or posting to a website), on the date such delivery is effective pursuant to Section 8.5.;

(q) The Credit Agreement is amended by restating the addresses for notices to the Administrative Agent and to the Administrative Agent under Article II in Section 12.1. in their entireties as follows.

If to the Administrative Agent:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Matthew Ricketts

Telecopier:  (704) 410-0329

Telephone:  (704) 410-1771

E-mail:        matt.ricketts@wellsfargo.com

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

608 Second Avenue S., 11th Floor

Minneapolis, Minnesota 55402-1916

Attn: David DeAngelis

Telecopier:  (866) 595-7861

Telephone:  (612) 667-4773

E-mail:        David.R.Deangelis@wellsfargo.com

(r) The Credit Agreement is amended by restating the proviso contained in the sixth sentence of Section 12.5.(d) in its entirety as follows:

provided that, except in the case of a Participant asserting any right of set-off pursuant to Section 12.3., no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(s) The Credit Agreement is amended by restating the last sentence of Section 12.8. in its entirety as follows:

As used in this Section, the term “Information” means all information received or obtained from the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate (including information obtained under Section 7.6) relating to any Loan Party of any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate.

(t) The Credit Agreement is amended by replacing Exhibit K attached to the Credit Agreement with the Exhibit K attached to this Amendment.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a) A counterpart of this Amendment duly executed by the Borrowers and the Lenders;

(b) A Guarantor Acknowledgement substantially in the form of Exhibit A attached hereto, executed by each Guarantor; and

(c) Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Representations. Each Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Authorization. Each of the Parent and the Borrower has the right and power, and has taken all necessary action to authorize the execution and delivery of this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by the duly authorized officers of the Parent and the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Parent and the Borrower enforceable against the Parent and the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b) Compliance with Laws, etc. The execution and delivery by the Parent and the Borrower of this Amendment and the performance by each of the Parent and the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approvals or violate any Applicable Laws relating to the Parent or the Borrower; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Parent or the Borrower or any indenture, agreement or other instrument to which the Parent or the Borrower is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Parent or the Borrower.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Borrowers. Each of the Parent and the Borrower hereby repeats and reaffirms all representations and warranties made by such Person to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment shall constitute a Loan Document.

Section 6. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) actually incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect, and this Amendment shall not limit, impair or constitute a waiver of the rights, powers or remedies available to the Lenders under the Credit Agreement or any other Loan Document. The amendments contained herein shall be deemed to have prospective application only.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the date first above written.

CSP OPERATING PARTNERSHIP, LP

By:	CHAMBERS STREET PROPERTIES, as General Partner

By:	/s/ Philip L. Kianka
Name: Philip L. Kianka
Title: Executive Vice President and
Chief Operating Officer

CHAMBERS STREET PROPERTIES

By:	/s/ Philip L. Kianka
Name: Philip L. Kianka
Title: Executive Vice President and
Chief Operating Officer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Matthew Ricketts
Name: Matthew Ricketts
Title: Managing Director

BANK OF MONTREAL

By:	/s/ Lloyd Baron
Name: Lloyd Baron
Title: Vice President

BARCLAYS BANK PLC

By:	/s/ Noam Azachi
Name: Noam Azachi
Title: Assistant Vice President

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JPMORGAN CHASE BANK, N.A.

By:	/s/ Rita Lai
Name: Rita Lai
Title: Senior Credit Banker

REGIONS BANK

By:	/s/ Mike Evans
Name: Mike Evans
Title: Senior Vice President

TD BANK, N.A.

By:	/s/ Benjamin Kruger
Name: Benjamin Kruger
Title: Vice President

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CITIBANK, N.A.

By:	/s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

UNION BANK, N.A.

By:	/s/ Gregory A. Conner
Name: Gregory A. Conner
Title: Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ J. Richard Litton
Name: J. Richard Litton
Title: Senior Vice President

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RBS CITIZENS, N.A.

By:	/s/ Philip Soares
Name: Philip Soares
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Dave Heller
Name: Dave Heller
Title: Senior Vice President

GOLDMAN SACHS BANK USA

By:	/s/ Barbara Fabbri
Name: Barbara Fabbri
Title: Authorized Signatory